Exhibit 99.3

Bellingham Marine

Unaudited Consolidated Balance Sheet

As of June 30, 2006

(in thousands)

Assets:
Current assets:
Cash	$1,717
Accounts receivable	16,402
Cost and estimated earnings in excess of billings on uncompleted contracts	6,908
Inventory	1,880
Deferred income taxes	240
Prepaid expenses and other	1,586

Total current assets	28,733

Property, plant and equipment	10,229
Less accumulated depreciation	(4,850)

5,379

Deferred income taxes	252

Total assets	$34,364

Liabilities:
Current liabilities:
Lines of credit	$3,667
Accounts payable	8,935
Accrued liabilities	2,672
Billings in excess of costs and estimated earnings on uncompleted contracts	5,116
Current portion of long-term debt	1,284

Total current liabilities	21,674
Long-term debt, net of current portion	7,112

28,786
Stockholders’ equity:
Capital stock	205
Retained earnings	5,056
Foreign currency translation	558
Due from affiliates	(241)

Total stockholders’ equity	5,578

Total liabilities and stockholders’ equity	$34,364

Bellingham Marine

Unaudited Consolidated Statement of Income and Retained Earnings

For the Three and Six Months Ended June 30, 2006

(in thousands)

	Three Months Ended	Six Months Ended
Contract revenues earned	$20,194	$38,197
Cost of contract revenues	16,086	31,070

Gross profit	4,108	7,127
General and administrative expenses	3,128	5,947

Income from operations	980	1,180

Other income (expense):
Interest income	155	156
Interest expense	(334)	(509)

	(179)	(353)
Income before income taxes	801	827
Income tax expense	407	576

Net income	$394	251

Retained earnings, January 1, 2006		10,471
Stock redemption		(5,666)

Retained earnings, June 30, 2006		$5,056

Bellingham Marine

Unaudited Consolidated Statement of Cash Flows

For the Six Months Ended June 30, 2006

(in thousands)

Cash flows from operating activities:
Net income	$251
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	335
Foreign exchange income	3
Change in assets and liabilities:
Accounts and other receivables	(761)
Cost and estimated earnings in excess of billings on uncompleted contracts	(1,792)
Inventory	(276)
Prepaid expenses and other	(559)
Accounts payable and accrued liabilities	1,304
Billings in excess of costs and estimated earnings on uncompleted contracts	(1,452)

Net cash used in operating activities	(2,947)

Cash flows from investing activities:
Purchase of property and equipment	(610)
Proceeds from sale of investment	18

Net cash used in investing activities	(592)

Cash flows from financing activities:
Borrowings on long-term debt	8,541
Repurchase of stock	(5,609)

Net cash provided by financing activities	2,932

Effect of exchange rate on cash	(29)

Net decrease in cash and cash equivalents	(636)
Cash and cash equivalents, beginning of period	2,353

Cash and cash equivalents, end of period	$1,717

3